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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                     Contact: Dick Marchese
                                                              VP Finance and CFO
                                                                    770-395-4531


        GEORGIA GULF REPORTS FIRST QUARTER LOSS OF $.05 PER DILUTED SHARE


         ATLANTA, May 1, 2003 - Georgia Gulf Corporation (NYSE: GGC) reported a net loss of $1.7 million or $.05 per diluted share on sales of $364.0 million for the first quarter of 2003. This loss compares to net income of $0.6 million or $.02 per diluted share on sales of $260.9 million for the first quarter 2002. Sales increased $103.1 million primarily as a result of higher sales prices. The increase in sales revenue was more than offset by price increases of approximately $30 million for purchases of natural gas as well as an increase of approximately $77 million in other manufacturing costs, primarily for raw materials that are derived from natural gas or crude oil.

         When compared to the fourth quarter 2002, the first quarter 2003 net loss was a decline from net income of $9.7 million or $.30 per diluted share on sales of $318.8 million. Sales increased by $45.2 million as a result of increases in sales prices and higher sales volumes. The increase in sales revenue was more than offset by price increases of approximately $18 million for purchases of natural gas as well as an increase of approximately $44 million in other manufacturing costs, primarily for raw materials.

         CHLOROVINYLS

         When compared to the first quarter of last year, demand for vinyl resins improved and shipments increased approximately four percent. Georgia Gulf began the first quarter of 2003 with vinyl resins sales prices approximately 40 percent higher than in the first quarter of 2002 and realized price increases totaling approximately $.05 per pound during the first quarter 2003. However, the significant increase in vinyl resins sales prices was not enough to offset the extreme run-up in the purchase prices of ethylene, natural gas and chlorine. In addition, costs increased due to the loss of

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production at the company's vinyl resin plant in Plaquemine, Louisiana, as a result of downtime to upgrade the computer control systems. As a result, operating income for chlorovinyls in the first quarter 2003 was $14.5 million, a decline from first quarter 2002 operating income of $18.1 million.

         Compared to the sequential quarter, operating income decreased significantly from $24.5 million in the fourth quarter to $14.5 million in the first quarter. Higher vinyl resins sales prices and volumes did not offset the significantly higher purchase prices for ethylene and natural gas, as well as an increase in other manufacturing costs, including the impact from the loss of production as a result of the vinyl resins plant downtime.

         AROMATICS

         In the first quarter of 2003, the aromatics segment operating loss increased to $1.8 million compared to a loss of $0.9 million for the same quarter last year. While the aromatics segment loss was slightly worse, the average sales price was 57 percent higher compared to the first quarter of 2002. However, the higher sales prices did not keep pace with the substantial increase in purchase prices for raw materials, particularly for benzene which is a crude oil derivative, the cost of which increased approximately 95 percent from the first quarter last year.

         The first quarter 2003 operating loss of $1.8 million compares unfavorably to fourth quarter 2002 operating income of $5.3 million. The decline reflects significantly higher purchase prices for aromatics raw materials and natural gas and level sales volumes, with only slightly higher sales prices.

         Commenting on the results, Edward A. Schmitt, president and CEO, said, "While we expected purchase prices for natural gas to increase seasonally in the first quarter, we did not foresee that the increases would be so extreme. In addition, our purchase prices for raw materials ethylene, benzene and propylene increased significantly and we had to absorb those increases as well. In spite of dealing with higher purchase prices for natural gas and raw materials, vinyl resins experienced a strong quarter with overall higher sales prices and sales volumes versus the same quarter last year.

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         "As we look at the second quarter of 2003, we expect to see a decline in purchase prices for natural gas and raw materials and anticipate an improvement in average sales prices for all products resulting in an improvement over our losses in the first quarter."

         Georgia Gulf will host a conference call to discuss first quarter results in more detail at 9:00 AM EST on Friday, May 2, 2003. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://www.firstcallevents.com/service/ajwz377565900gf12.html. Playbacks will be available from 12 PM EST Friday, May 2, to 5 PM EST Friday, May 9. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 9530980.

         In addition to the results prepared in accordance with Generally Accepted Accounting Principles (GAAP) provided throughout this release, Georgia Gulf may discuss non-GAAP financial measures on the conference call. Reconciliations of these non-GAAP financial measures to Georgia Gulf's GAAP results are available at the Investor Relations link at www.ggc.com.

         Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

         This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002.


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                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                                        MARCH 31,     DECEMBER 31,
                                                           2003           2002
                                                       -----------    -----------
ASSETS

Cash and cash equivalents                                 $  3,777      $  8,019
Receivables                                                118,181        59,603
Inventories                                                122,322       114,575
Prepaid expenses                                             9,257        10,393
Deferred income taxes                                        6,500         5,657
                                                       -----------    ----------

   Total current assets                                    260,037       198,247

Property, plant and equipment, net                         511,430       521,326

Goodwill                                                    77,720        77,720

Other assets                                                80,455        78,266
                                                       -----------    ----------

Total assets                                              $929,642      $875,559
                                                       ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt                         $    600      $    600
Accounts payable                                           140,609       107,943
Interest payable                                            11,804         4,650
Accrued compensation                                         8,551        14,325
Accrued liabilities                                          9,736        12,733
                                                       -----------    ----------

    Total current liabilities                              171,300       140,251

Long-term debt                                             503,086       476,386

Deferred income taxes                                      126,237       126,250

Other non-current liabilities                                7,098         6,872

Stockholders' equity                                       121,921       125,800
                                                       -----------    ----------
Total liabilities and stockholders' equity                $929,642      $875,559
                                                       ===========    ==========
Common shares outstanding                                   32,431        32,319
                                                       ===========    ==========

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                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                      --------------------------
                                                         2003            2002
                                                      ----------       ---------
Net Sales                                              $ 364,010       $ 260,881
                                                       ---------       ---------

Operating costs and expenses
  Costs of sales                                         342,826         235,628
  Selling and administrative                              13,907          11,439
                                                       ---------       ---------
Total operating costs and expenses                       356,733         247,067
                                                       ---------       ---------

Operating income                                           7,277          13,814
Interest, net                                              9,892          12,867
                                                       ---------       ---------
(Loss) income before income taxes                         (2,615)            947

(Benefit) provision (from) for income taxes                 (941)            339
                                                       ---------       ---------

Net (loss) income                                      $  (1,674)      $     608
                                                       =========       =========

(Loss) earnings per share
  Basic                                                $   (0.05)      $    0.02
  Diluted                                              $   (0.05)      $    0.02

Weighted average common shares
  Basic                                                   32,210          31,946
  Diluted                                                 32,210          32,142


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                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                       -------------------------
                                                          2003           2002
                                                       ---------       ---------
Cash Flows from operating activities:
   Net (loss) income                                    $ (1,674)      $    608
   Adjustments to reconcile net (loss)
      income to net cash provided
      by operating activities
      Depreciation and amortization                       16,193         17,276
      Benefit from deferred
           income taxes                                     (857)          (262)
      Tax benefit related to stock plans                     179             34
      Change in operating assets,
         liabilities and other                           (36,979)           507
                                                        --------       --------
Net cash (used in) provided by
   operating activities                                  (23,138)        18,163
                                                        --------       --------

Cash flows from investing activities:
   Capital expenditures                                   (5,122)        (3,939)
                                                        --------       --------

Cash flows from financing activities:
   Long-term debt proceeds                                36,700            522
   Long-term debt payments                               (10,000)       (14,159)
   Proceeds from issuance of
      common stock                                             8            832
   Purchase and retirement of
      common stock                                           (96)          --
   Dividends paid                                         (2,594)        (2,560)
                                                        --------       --------
Net cash provided by (used in) financing
   activities                                             24,018        (15,365)
                                                        --------       --------

Net change in cash and cash
   equivalents                                            (4,242)        (1,141)
Cash and cash equivalents at
   beginning of period                                     8,019         10,030
                                                        --------       --------
Cash and cash equivalents at
   end of period                                        $  3,777       $  8,889
                                                        ========       ========


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                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                                        THREE MONTHS ENDED
                                                              MARCH 31,
                                                    ---------------------------
                                                      2003               2002
                                                    ---------         ---------
Segment net sales:
   Chlorovinyls                                     $ 304,422         $ 214,766
   Aromatics                                           59,588            46,115
                                                    ---------         ---------
Net sales                                           $ 364,010         $ 260,881
                                                    =========         =========

Segment operating income (loss):
   Chlorovinyls                                     $  14,457         $  18,064
   Aromatics                                           (1,770)             (851)
   Corporate and general plant
     services                                          (5,410)           (3,399)
                                                    ---------         ---------
Total operating income                              $   7,277         $  13,814
                                                    =========         =========
